As filed with the Securities and Exchange Commission on July 8, 2016.

1933 Act File No. 333-209022

1940 Act File No. 811-23129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 1	☒

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 4	☒

NEXPOINT REAL ESTATE STRATEGIES FUND

Principal Executive Offices

300 Crescent Court, Suite 700

Dallas, Texas 75201

(972) 628-4100

Agent for Service

Brian Mitts

300 Crescent Court, Suite 700

Dallas, Texas 75201

(972) 419-2556

Copies of information to:

Heath D. Linsky, Esq.

Lauren Burnham Prevost, Esq.

Owen J. Pinkerton, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Tel: (404) 233-7000

Fax: (404) 365-9532

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-209022 and 811-23129) of NexPoint Real Estate Strategies Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (g)(2) to the Registration Statement. No changes have been made to Part A or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

2. Exhibits

(a)	(1)	Agreement and Declaration of Trust(4)

	(2)	Amended and Restated Agreement and Declaration of Trust(7)

(b)		By-Laws(4)

(g)	(1)	Investment Advisory Agreement(7)

	(2)	Form of Advisory Agreement for REIT Subsidiary(2)

(h)	(1)	Distribution Agreement(7)

	(2)	Form of Selling Agreement(4)

	(3)	Form of Shareholder Servicing Plan and Agreement(4)

	(4)	Distribution Plan for Class C shares(7)

(j)		Master Custodian Agreement(5)

(k)	(1)	Expense Limitation and Reimbursement Agreement(7)

	(2)	Master Sub-Administration Agreement(6)

(l)		Opinion and Consent of Counsel(7)

(n)		Consent of Independent Registered Public Accounting Firm(7)

(r)	(1)	Code of Ethics of the Fund(7)

	(2)	Code of Ethics of the Adviser(1)

(s)		Powers of Attorney for Dr. Bob Froehlich, John W. Honis, Timothy K. Hui, Ethan Powell and Bryan A. Ward(3)

(1)	Incorporated by reference from Exhibit (r)(2) to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-132436) filed by NexPoint Credit Strategies Fund on June 9, 2006.
(2)	Filed herewith.
(3)	Incorporated by reference from Exhibit (s) to the Registration Statement on Form N-2 (File No. 333-210385) filed by NexPoint Distressed Strategies Fund on March 24, 2016.
(4)	Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on April 22, 2016.
(5)	Incorporated by reference from Exhibit (j)(1) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-173004) filed by NexPoint Credit Strategies Fund on August 21, 2013.
(6)	Incorporated by reference from Exhibit (k)(4) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-173004) filed by NexPoint Credit Strategies Fund on August 21, 2013.
(7)	Incorporated by reference to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on June 17, 2016.

C-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of July, 2016.

NEXPOINT REAL ESTATE STRATEGIES FUND

By:	/s/ James Dondero
James Dondero
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 8th day of July, 2016.

By:	/s/ James Dondero
James Dondero
President (Principal Executive Officer)

By:	/s/ Brian Mitts
Brian Mitts
Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)

By:	*
Dr. Bob Froehlich
Trustee

By:	*
John W. Honis
Trustee

By:	*
Timothy K. Hui
Trustee

By:	*
Ethan Powell
Chairman of the Board of Trustees

By:	*
Bryan A. Ward
Trustee

*By:	/s/ Brian Mitts
Brian Mitts
Attorney-in-Fact

*	Pursuant to powers of attorney incorporated by reference herein.